Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President and Chief Executive Officer Eric S. Nadeau, EVP and Chief Financial Officer 208-468-5049 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC., ANNOUNCES PURCHASE AND ASSUMPTION OF
LIBERTYBANK IN EUGENE, OREGON

Total assets of Home Federal expected to increase 80% to approximately $1.5 billion before adjustments

Nampa, ID (July 30, 2010) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), announced today that its subsidiary, Home Federal Bank (the “Bank”), has acquired the banking operations of LibertyBank of Eugene, Oregon, in a transaction facilitated by the Federal Deposit Insurance Corporation (the “FDIC”). This is the second FDIC-assisted transaction for Home Federal Bank following its August 7, 2009, acquisition of the banking operations of Community First Bank of Prineville, Oregon.

Based on preliminary financial information, the acquisition by Home Federal Bank includes approximately $387 million of assets, including $94 million of cash and securities and $264 million of loans. Deposits assumed in the acquisition total approximately $689 million, which includes all insured and uninsured deposits. Other real estate owned acquired in the transaction totaled approximately $21 million. The transaction also includes the purchase of other assets and liabilities. The Bank anticipates an additional cash settlement of approximately $300 million due to the assumption of net liabilities by Home Federal Bank. All balances above are subject to final closing and pro forma adjustments to the balance sheet accounts of LibertyBank as of July 30, 2010, and are subject to change.

Home Federal Bank acquired the assets of LibertyBank at a discount of $29.9 million and the deposit liabilities at a deposit premium of 1.0%. The purchased loans, excluding consumer and deposit secured loans, and real estate owned are covered by a loss share agreement between the FDIC and Home Federal Bank. Under the loss share agreement, the FDIC has agreed to cover 80% of the losses on the disposition of the loans and real estate owned. The Bank also acquired the operations of Commercial Equipment Lease Corporation, a commercial leasing subsidiary of LibertyBank. The leases of the subsidiary are included as covered assets under the loss share agreement.

In addition to deepening its presence in Central Oregon, Home Federal Bank will now operate in Lane, Josephine, Jackson, and Multnomah counties in Oregon, including the communities of Eugene, Grants Pass and Medford, Oregon. The Bank will also have a branch and commercial loan production office in Portland. Banking offices previously operated by LibertyBank will reopen as branches of Home Federal Bank on Monday, August 2, 2010, according to their prior normal operating hours. Home Federal Bank has an option to purchase all or some of the banking facilities and assume any leases within 90 days from July 30, 2010. The purchase of any of the branches is not included in the discount above.

“We are excited to welcome LibertyBank customers and employees to the Home Federal Bank family,” said Len E. Williams, chief executive officer of Home Federal Bank. “We want to assure all of LibertyBank’s customers that their deposits are safe and fully accessible using their existing account numbers, checks and debit and ATM cards. These accounts will be converted into Home Federal Bank deposit accounts in an orderly manner. Home Federal Bank prides itself in having a liquid balance sheet and a strong capital position. At June 30, 2010, the Bank’s total risk-based capital ratio was 35%, which is over three times greater than the level of capital that banking regulators require for a financial institution to be well-capitalized. We offer a full range of personal and business banking products and services. We look forward to deepening relationships with all current LibertyBank customers and building new relationships with future customers of Home Federal Bank in Central and Western Oregon.”

Home Federal Bancorp, Inc.
July 30, 2010

Commenting on the strategic impact of the acquisition, Mr. Williams continued, “This acquisition is consistent with our growth strategy. We have been prudent and selective in our acquisition pursuits by focusing on the intermountain region. While this will extend our markets west of the Cascade Mountains, we are excited about the opportunity to diversify our market concentration and serve new communities.”

Customers who have questions about the transaction can visit the FDIC’s website at www.fdic.gov and on the Company’s website at www.myhomefed.com. In addition, they can visit their former LibertyBank branch should they have questions about their banking relationship.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the Russell 2000 Index. After giving effect to the acquisition, the Bank now serves approximately $1.3 billion in deposits in the Boise-Nampa metropolitan statistical area in Southwestern Idaho and the Bend, Eugene-Springfield, Grants Pass, Medford and Portland MSAs in Central and Western Oregon through 37 banking offices. Assets will total approximately $1.5 billion after the acquisition, before purchase accounting adjustments.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames or to invest cash we receive in FDIC-assisted transactions and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.